                                                                       EXHIBIT 2





                          AGREEMENT AND PLAN OF MERGER


                            DATED AS OF APRIL 7, 2000


                                     BETWEEN

                                IBT BANCORP, INC.

                                       AND

                                FSB BANCORP, INC.

                                TABLE OF CONTENTS


ARTICLE I.........................................................................................................1
         THE MERGER...............................................................................................1
                  1.1      Effective Time of the Merger...........................................................1
                  1.2      Closing................................................................................2
                  1.3      Effects of the Merger..................................................................2
                  1.4      Materiality............................................................................2

ARTICLE II........................................................................................................3
         EFFECT OF THE MERGER ON THE CAPITAL STOCK
                  OF THE CONSTITUENT CORPORATIONS;
                  EXCHANGE OF CERTIFICATES........................................................................3
                  2.1      Effect on Capital Stock................................................................3
                  2.2      Exchange of Certificates...............................................................4

ARTICLE III.......................................................................................................6
         REPRESENTATIONS AND WARRANTIES...........................................................................6
                  3.1      Representations and Warranties of FSB..................................................6
                  3.2      Representations and Warranties of IBT.................................................15


ARTICLE IV.......................................................................................................21
         COVENANTS RELATING TO CONDUCT OF BUSINESS...............................................................21
                  4.1      Covenants of FSB......................................................................21
                  4.2      Covenants of FSB and IBT..............................................................24

ARTICLE V........................................................................................................25
         ADDITIONAL AGREEMENTS...................................................................................25
                  5.1      Regulatory Matters....................................................................25
                  5.2      Letter of Accountants.................................................................26
                  5.3      Access to Information.................................................................26
                  5.4      Shareholder Meeting...................................................................26
                  5.5      Legal Conditions to Merger............................................................26
                  5.6      Affiliates............................................................................27
                  5.7      Employee Benefit Plans................................................................27
                  5.8      Expenses..............................................................................27
                  5.9      Additional Agreements; Best Efforts...................................................27
                  5.10     Employment Agreement..................................................................28
                  5.11     Governance............................................................................28
                  5.12     Post-Closing Operations...............................................................28

ARTICLE VI.......................................................................................................29
         CONDITIONS PRECEDENT....................................................................................29
                  6.1      Conditions to Each Party's Obligation to Effect the Merger............................29
                  6.2      Conditions to Obligations of IBT......................................................30
                  6.3      Conditions to Obligations of FSB......................................................31

ARTICLE VII......................................................................................................32
         TERMINATION AND AMENDMENT...............................................................................32
                  7.1      Termination...........................................................................32
                  7.2      Effect of Termination.................................................................33
                  7.3      Amendment.............................................................................33
                  7.4      Extension; Waiver.....................................................................33


ARTICLE VIII.....................................................................................................34
         GENERAL PROVISIONS......................................................................................34
                  8.1      Nonsurvival of Representations, Warranties and Agreements.............................34
                  8.2      Notices...............................................................................34
                  8.3      Interpretation........................................................................35
                  8.4      Counterparts..........................................................................35
                  8.5      Entire Agreement; No Third Party Beneficiaries; Rights of Ownership...................35
                  8.6      Governing Law.........................................................................35
                  8.7      Enforcement of Agreement..............................................................35
                  8.8      Severability..........................................................................36
                  8.9      Publicity.............................................................................36
                  8.10     Assignment............................................................................36

                          AGREEMENT AND PLAN OF MERGER


                  AGREEMENT AND PLAN OF MERGER, dated as of April 7, 2000 (the "Agreement"), by and between IBT Bancorp, Inc., a Michigan bank holding company ("IBT") and FSB Bancorp, Inc., a Michigan bank holding company ("FSB").

                  WHEREAS, the Boards of Directors of IBT and FSB have approved, and deem it advisable and in the best interests of their respective companies and their shareholders to consummate the business combination transaction provided for herein in which FSB will, subject to the terms and conditions set forth herein, merge with and into IBT (the "Merger");

                  WHEREAS, IBT and FSB desire to make certain representations, warranties and agreements in connection with the Merger and also to prescribe various conditions to the Merger;

                  WHEREAS, for Federal income tax purposes, it is intended that the Merger shall qualify as a reorganization under the provisions of Section 368 of the Internal Revenue Code of 1986, as amended (the "Code");

                  WHEREAS, for accounting purposes, it is intended that the Merger shall be accounted for as a "pooling of interests"; and

                  NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth herein, and intending to be legally bound hereby, the parties hereto agree as follows:


                                    ARTICLE I

                                   THE MERGER

                  1.1 Effective Time of the Merger. Subject to the provisions of this Agreement, a certificate of merger (the "Certificate of Merger") shall be duly prepared, executed and acknowledged by the Surviving Corporation (as defined in Section 1.3(b)) and thereafter delivered for filing to the Department of Consumer and Industry Services, Corporation Securities and Land Development Bureau of the State of Michigan, as provided in the Michigan Business Corporation Act (the "MBCA"), as soon as practicable on or after the Closing Date (as defined in Section 1.2). The Merger shall become effective upon the filing of the Certificate of Merger with the Department of Consumer and Industry Services, Corporation Securities and Land Development Bureau of the State of Michigan or at such time thereafter as IBT and FSB may agree in writing to provide in the Certificate of Merger (the "Effective Time").

                  1.2 Closing. Subject to the terms and conditions hereof, the closing of the Merger (the "Closing") will take place at 5:00 p.m. on a date to be specified by the parties, which shall be the fifth business day after the satisfaction or waiver (subject to applicable law) of the latest to occur of the conditions set forth in Section 6.1, 6.2(c) and 6.3(c) hereof (the "Closing Date"), at the offices of IBT in Mt. Pleasant, Michigan, unless another time, date or place is agreed to in writing by the parties hereto.

                  1.3 Effects of the Merger.

                           (a) At the Effective Time, (i) the separate existence
of FSB shall cease and FSB shall be merged with and into IBT, (ii) the Articles of Incorporation of IBT, as in effect immediately prior to the Effective Time shall be the Articles of Incorporation of the Surviving Corporation until duly amended in accordance with applicable law, and (iii) the Bylaws of IBT, as in effect immediately prior to the Effective Time shall be the By-laws of the Surviving Corporation until amended in accordance with applicable law.

                           (b) As used in this Agreement, the term "Constituent
Corporations" shall mean IBT and FSB and the term "Surviving Corporation" shall mean IBT.

                           (c) At and after the Effective Time, the Merger will
have the effects set forth in Sections 701 through 774 of the MBCA.

                  1.4 Materiality. As used in this Agreement, (i) any reference to any event, change or effect being "material" with respect to any entity means an event, change or effect which is material in relation to the financial condition, properties, assets, liabilities, business or operations of such entity and its Subsidiaries taken as a whole and (ii) the term "material adverse effect" means, with respect to FSB, IBT or the Surviving Corporation, as the case may be, a material adverse effect on the business, assets, results of operations or financial condition of such party and its Subsidiaries taken as a whole or on the ability of such party to perform its obligations hereunder or to consummate the transactions contemplated hereby; it being understood that a material adverse effect on any party shall not include a change with respect to such party resulting from any change in law, rule or regulation or generally accepted accounting principles which impairs both FSB and IBT in a substantially similar manner.

                                   ARTICLE II

                    EFFECT OF THE MERGER ON THE CAPITAL STOCK
                        OF THE CONSTITUENT CORPORATIONS;
                            EXCHANGE OF CERTIFICATES

                  2.1 Effect on Capital Stock.

                           (a) Conversion. At the Effective Time, by virtue of
the Merger and without any action on the part of the holder of any shares of FSB's common stock no par value ("FSB Common Stock"), subject to Section 2.2(e), each issued and outstanding share of FSB's Common Stock shall be converted into validly issued, fully paid and nonassessable shares of IBT common stock, no par value ("IBT Common Stock"). The number of shares of IBT Common Stock exchanged for shares of FSB Common Stock (the "Exchange Rate") shall be calculated in accordance with Section 2.1(b). All such shares of FSB Common Stock shall no longer be outstanding and shall automatically be canceled and retired and shall cease to exist. Each FSB shareholder's certificate or certificates previously representing shares of FSB Common Stock (each a "Certificate") shall be aggregated (if a single shareholder holds more than one Certificate) and exchanged for a certificate representing whole shares of IBT Common Stock and cash in lieu of any fractional share issued in consideration therefor upon the surrender of such Certificate or Certificates in accordance with Section 2.2, without any interest thereon. Subject to Section 4.1, in the event that, subsequent to the date of this Agreement but prior to the Effective Time, the outstanding shares of IBT Common Stock shall have been increased, decreased, changed into or exchanged for a different number or kind of shares or securities through a reorganization, recapitalization, reclassification, stock dividend, stock split, reverse stock split, or other similar change in IBT's capitalization, or exchanged or converted into shares or securities of another corporation, then an appropriate and proportionate adjustment shall be made to the Exchange Rate.

                           (b) Conversion Rate. The Exchange Rate for purposes
hereof shall be 2.1362 shares of IBT Common Stock for each outstanding share of FSB Common Stock, based on 408,237 shares of FSB Common Stock outstanding and 2,966,973 shares of IBT Common Stock outstanding. Calculations will be rounded to three decimal places. Any fractional share will be paid in cash in accordance with Section 2.2(e).

                           (c) Cancellation of IBT-Owned Stock. All shares of
FSB Common Stock that are owned by IBT or any direct or indirect wholly owned Subsidiary of IBT, other than shares of common stock held directly or indirectly in trust accounts, managed accounts and the like or otherwise held in a fiduciary capacity that are beneficially owned by third parties ("trust account shares") shall be canceled and retired and shall cease to exist and no stock of IBT or other consideration shall be delivered in exchange therefor. All shares of IBT Common Stock that are owned by FSB (other than trust account shares) shall become authorized but unissued shares of IBT.

                           (d) Shareholders' Right of Dissent. Any holder of
shares of FSB's Common Stock who does not vote in favor of the Merger at the meeting of shareholders of FSB and has given notice in writing to the presiding officer prior to the Merger vote that he or she intends to demand payment for his or her shares of FSB Common Stock if the Merger is effectuated, shall be entitled to receive the value of the FSB Common Stock so held by him or her in accordance with Sections 761 through 774 of the MBCA.

                  2.2 Exchange of Certificates.

                           (a) Exchange Agent. As of the Effective Time, IBT
shall deposit with Isabella Bank and Trust or such other bank or trust company acceptable to the parties (the "Exchange Agent"), for the benefit of the holders of shares of FSB Common Stock, certificates dated the Effective Time representing the shares of IBT Common Stock and the cash in lieu of fractional shares (such cash and certificates for shares of IBT Common Stock together with any dividends or distributions with respect thereto, being hereinafter referred to as the "Exchange Fund") to be issued pursuant to Section 2.1 and paid pursuant to Section 2.2(b) in exchange for outstanding shares of FSB Common Stock.

                           (b) Exchange Procedures. On the next business day
after the Effective Time, IBT shall cause the Exchange Agent to mail to each holder of record of a Certificate or Certificates (i) a letter of transmittal which shall specify that delivery shall be effective, and risk of loss and title to the Certificate(s) shall pass, only upon delivery of the Certificate(s) to the Exchange Agent and shall be in such form and have such other provisions as IBT and FSB may reasonably specify and (ii) instructions for use in effecting the surrender of the Certificate(s) in exchange for a certificate representing shares of IBT Common Stock and cash in lieu of a fractional share. Upon surrender of a shareholder's Certificate or Certificates for cancellation to the Exchange Agent together with such letter of transmittal, duly executed, the holder of such Certificate(s) shall be entitled to receive in exchange therefor
(1) a certificate representing the number of whole shares of IBT Common Stock and (2) a check representing the amount of cash in lieu of a fractional share, if any, and unpaid dividends and distributions, if any, which such holder has the right to receive in respect of the Certificate(s) surrendered, and the Certificate(s) so surrendered shall forthwith be cancelled. No interest will be paid or accrued on the cash in lieu of fractional shares and unpaid dividends and distributions, if any, payable to holders of Certificates. In the event of a transfer of ownership of FSB Common Stock which is not registered in the transfer records of FSB, a Certificate representing the proper number of shares of IBT Common Stock, together with a check for the cash to be paid in lieu of any fractional share, may be issued to such a transferee if the Certificate representing such FSB Common Stock is presented to the Exchange Agent, accompanied by all documents required to evidence and effect such transfer and to evidence that any applicable stock transfer taxes have been paid.

                           (c) Distributions with Respect to Unexchanged Shares;
Voting. The Exchange Agent shall receive and hold, for distribution without interest to the first record holder of the certificate or certificates representing shares of FSB Common Stock, all dividends and other distributions paid on shares of IBT Common Stock held in the Exchange Agent's name as agent. Holders of unsurrendered Certificates shall not be entitled to vote after the Effective Time at any meeting of IBT shareholders until they have exchanged their Certificates.

                           (d) Transfers. After the Effective Time, there shall
be no transfers on the stock transfer books of FSB of the shares of FSB Common Stock which were outstanding immediately prior to the Effective Time. If after the Effective Time, Certificates are presented to the Surviving Corporation, they shall be canceled and exchanged for the shares of IBT Common Stock and cash in lieu of fractional shares, if any, deliverable in respect thereof pursuant to this Agreement. Certificates surrendered for exchange by any person constituting an "affiliate" of FSB for purposes of Rule 145 under the Securities Act of 1933, as amended (the "Securities Act"), shall not be exchanged until IBT has received a written agreement from such person as provided in Section 5.6.

                           (e) Fractional Shares. No fractional shares of IBT
Common Stock shall be issued pursuant hereto. In lieu of the issuance of any fractional share, cash adjustments will be paid to holders in respect of any fractional share of IBT Common Stock that would otherwise be issuable, and the amount of such cash adjustment shall be equal to such fractional proportion of the Trading Value of a share of IBT Common Stock. For purposes of calculating fractional shares, a holder of FSB Common Stock with more than one Certificate shall receive cash only for the fractional share remaining after aggregating all of his or her FSB Common Stock to be exchanged.

                           (f) Termination of Exchange Fund. Any portion of the
Exchange Fund (including the proceeds of any investments thereof and any IBT Common Stock) that remains unclaimed by the shareholders of FSB for twelve months after the Effective Time shall be paid to IBT. Any shareholders of FSB who have not theretofore complied with this Article II shall thereafter look only to IBT for payment of their shares of IBT Common Stock, cash in lieu of fractional shares and unpaid dividends and distributions on the IBT Common Stock deliverable without any interest thereon. Notwithstanding the foregoing, IBT, the Exchange Agent nor any other person shall be liable to any former holder of shares of FSB Common Stock for any amount properly delivered to a public official pursuant to applicable abandoned property, escheat or similar laws.

                           (g) Lost or Destroyed Shares. In the event any
Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Certificate to be lost, stolen or destroyed and, if required by the Exchange Agent, the posting by such person of a bond in such amount as IBT may direct as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent will issue in exchange for such lost, stolen or destroyed Certificate the shares of IBT

Common Stock and cash in lieu of fractional shares deliverable in respect thereof pursuant to this Agreement.


                                   ARTICLE III

                         REPRESENTATIONS AND WARRANTIES

                  3.1 Representations and Warranties of FSB. FSB represents and warrants to IBT as follows:

                           (a) Organization, Standing and Power. FSB is a bank
holding company registered under the Bank Holding Company Act of 1956, as amended (the "BHC Act"). Farmers State Bank of Breckenridge is a wholly-owned subsidiary of FSB and a state bank organized under the laws of the State of Michigan. Each of FSB and its Subsidiaries is a corporation or state bank duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation, has all requisite power and authority to own, lease and operate its properties and to carry on its business as now being conducted and is duly qualified and in good standing to do business in each jurisdiction in which the failure to do so would have a material adverse effect on FSB. FSB has furnished IBT true and correct copies of its and its Subsidiaries' articles of incorporation and by-laws, as amended.

                           (b) Capital Structure.

                                (i) As of the date hereof, the authorized
capital stock of FSB consisted of 600,000 shares of FSB Common Stock, and 408,237 shares of FSB Common Stock were outstanding. The maximum number of shares of FSB Common Stock that would be outstanding as of the Effective Time if all options, warrants, conversion rights and other rights with respect thereto were exercised is 408,237. All outstanding shares of FSB Common Stock are validly issued, fully paid and nonassessable and not subject to any preemptive rights.

                                (ii) As of the date hereof, FSB does not have
outstanding any bonds, debentures, notes or other indebtedness the holders of which have the right to vote (or convertible into or exercisable for securities having the right to vote) with the shareholders of FSB on any matter ("Voting Debt").

                                (iii) As of the date of this Agreement, except
as set forth in Section 3.1(b)(iii) of the disclosure schedule of FSB (the "FSB Disclosure Schedule") delivered to IBT prior to the execution of this Agreement and except for this Agreement, FSB does not have outstanding any options, warrants, calls, rights, commitments or agreements of any character to which FSB or any of its Subsidiaries is a party or is bound obligating FSB or any of its Subsidiaries to issue, deliver or sell additional shares of capital stock or any Voting Debt of FSB or of any of its Subsidiaries or obligating FSB or any of its Subsidiaries to grant, extend or enter into any such options, warrant, call, right, commitment or agreement. From and after the Effective Time, there will be no option, warrant, call, right or agreement obligating FSB or any of its Subsidiaries to issue, deliver or sell any shares of capital stock or any Voting Debt of FSB or any of its Subsidiaries, or obligating FSB or any of its Subsidiaries to grant, extend or enter into any such option, warrant, call, right or agreement. As of the date hereof, except as set forth in Section 3.1(b)(iii) of the FSB Disclosure Schedule, there are no outstanding contractual obligations of FSB or any of its Subsidiaries to repurchase, redeem or otherwise acquire any shares of capital stock of FSB or any of its Subsidiaries.

                                (iv) Since December 31, 1999, neither FSB nor
any of its Subsidiaries have (A) issued or permitted to be issued any shares of capital stock, or securities exercisable for or convertible into shares of capital stock of FSB or any of its Subsidiaries; (B) repurchased, redeemed or otherwise acquired, directly or indirectly through one or more FSB Subsidiaries, any shares of capital stock of FSB or any of its Subsidiaries (other than the acquisition of trust account shares) except in connection with internal reorganizations, consolidations, liquidations or mergers and in connection with the items set forth in Section 3.1(b)(iv) of the FSB Disclosure Schedule; or (C) in the case of FSB, declared, set aside, made or paid to the shareholders of FSB dividends or other distributions on the outstanding shares of capital stock of FSB, other than regular semi-annual cash dividends on the FSB Common Stock at a rate not in excess of the regular semi-annual cash dividends most recently declared by FSB prior to the date of this Agreement.

                           (c) Authority.

                                (i) FSB has all requisite corporate power and
authority to enter into this Agreement and, subject to approval of this Agreement by the shareholders of FSB, to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transaction contemplated hereby have been duly authorized by all necessary corporate action on the part of FSB subject to approval by the shareholders of FSB. This Agreement has been duly executed and delivered by FSB and constitutes a valid and binding obligation of FSB enforceable in accordance with its terms except as enforcement may be limited by general principles of equity, whether applied in a court of law or a court of equity, and bankruptcy, insolvency and similar laws, affecting creditors' rights and remedies generally.

                                (ii) The execution and delivery of this
Agreement and the consummation of the transactions contemplated hereby will not conflict with or result in any violation of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation or the loss of a material benefit under or the creation of a lien, pledge, security interest, charge or other encumbrance on assets (any such conflict, violation, default, right, loss or creation being referred to herein as a "Violation") pursuant to, any provision of the Articles of Incorporation (the "FSB Articles") or By-laws of FSB, or the articles of incorporation, by-laws or other governing document of Farmers State Bank of Breckenridge or any other Subsidiary of FSB or, except as disclosed in writing in Section 3.1(c)(ii) of the FSB Disclosure Schedule and subject to obtaining or making the consents, approvals, orders, registrations, declarations and filings referred to in paragraph (iii) below, be or result in any Violation pursuant to any loan or credit agreement, note, mortgage, indenture, lease, FSB Benefit Plan or other agreement, obligation, instrument, permit, franchise, license, judgment, order, statute, law, rule or regulation applicable to FSB, Farmers State Bank of Breckenridge or any other Subsidiary of FSB or their respective properties or assets which Violations would in the aggregate have a material adverse effect on FSB.

                                (iii) No consent, approval, order or
authorization of, or registration, declaration or filing with, any court, administrative agency or commission or other governmental authority or instrumentality, domestic or foreign (each a "Governmental Entity"), is required by or with respect to FSB, Farmers State Bank of Breckenridge or any other Subsidiary of FSB in connection with the execution and delivery of this Agreement by FSB or the consummation by FSB of the transactions contemplated hereby, the failure of which to obtain or make would in the aggregate have a material adverse effect on FSB or on its ability to perform its obligations hereunder, except for (A) the filing of an application and notice with the Board of Governors of the Federal Reserve System (the "Federal Reserve") under the BHC Act, and approval of same, (B) the filing with the Securities and Exchange Commission (the "SEC") of any required proxy statement relating to the meeting of FSB shareholders to be held in connection with this Agreement and the transactions contemplated hereby (the "Proxy Statement"), (C) the filing of the Certificate of Merger with the State of Michigan, and (D) the filing of an application/notice with the State of Michigan Financial Institutions Bureau.

                           (d) Compliance with Banking Regulations. FSB and its
Subsidiaries have (1) continuously complied with all material federal and state banking laws and regulations, including all required filings, except for minor compliance matters, which do not, in the aggregate, have a material adverse effect on FSB; (2) timely filed using complete and accurate information, all documents required by Federal Reserve Regulation Y, all call reports, all documents required for Federal Deposit Insurance, all documents required by the Michigan Financial Institutions Bureau, and all other required filings, except for minor filing omissions or inaccuracies which do not, in the aggregate, have a material adverse effect on FSB; and, (3) have cooperated in all regulatory audits without concealing any material information.

                           (e) Information Supplied. None of the information
supplied or to be supplied by FSB or its Subsidiaries for inclusion or incorporation by reference in (i) the Registration Statement on Form S-4 to be filed with the SEC by IBT in connection with the issuance of shares of IBT Common Stock in the Merger (including the Proxy Statement and prospectus constituting a part thereof, the "S-4") will, at the time the S-4 becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading, and (ii) the Proxy Statement and any amendment or supplement thereto will, at the date of mailing to FSB shareholders and at the time of the meeting of shareholders of FSB to be held in connection with the Merger, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein not misleading. The Proxy Statement (except for such portions thereof that relate only to IBT) will comply in all material respects with the provisions of the Securities Exchange Act of 1934, as amended (the "Exchange Act") and the rules and regulations thereunder, and the S-4 (except for such portions thereof that relate only to IBT) will comply in all material respects with the provisions of the Securities Act and the rules and regulations thereunder.

                           (f) Compliance with Applicable Laws. FSB and its
Subsidiaries hold all permits, licenses, variances, exemptions, orders and approvals of all Governmental Entities which are necessary for the operation of the business of FSB and its Subsidiaries (the "FSB Permits"), except permits, licenses, variances, exemptions, orders or approvals for which the failure to hold would not, individually or in the aggregate, have a material adverse effect on FSB. FSB and its Subsidiaries are in compliance in all material respects with the terms of the FSB Permits and all applicable laws and regulations, except for possible violations which, individually or in the aggregate, would not have a material adverse effect on FSB. Except as set forth in Section 3.1(f) of the FSB Disclosure Schedule, the businesses of FSB and its Subsidiaries are not being conducted in violation of any law, ordinance, regulation, order, writ, rule or decree of any Governmental Entity, except for possible violations which individually or in the aggregate would not have a material adverse effect on FSB. As of the date of this Agreement, to the knowledge of FSB, no investigations by any Governmental Entity with respect to FSB or any of its Subsidiaries is pending or threatened, other than investigations listed in
Section 3.1(f) of the FSB Disclosure Schedule.

                           (g) Litigation. FSB has furnished IBT copies of (i)
all attorney responses to the request of the independent auditors for FSB with respect to loss contingencies as of December 31, 1999, and (ii) a written list of legal and regulatory proceedings filed and served against FSB or any FSB Subsidiary since said date. Except as set forth in Section 3.1(g) of the FSB Disclosure Schedule and except for any broad or national litigation that does not name FSB, and that affects all financial institutions generally, there is no suit, action or proceeding pending that has been served upon FSB or, to the knowledge of FSB, threatened against or affecting FSB or any of its Subsidiaries, nor is there any judgment, decree, injunction, or order of any Governmental Entity or arbitrator outstanding against FSB or any of its Subsidiaries.

                           (h) Taxes. FSB and each of its Subsidiaries have
filed all tax returns required to be filed by any of them, which tax returns are true, correct and complete in all material respects, and have paid all taxes required to be paid as shown on such returns. Except as set forth in Section 3.1(h) of the FSB Disclosure Schedule, no deficiencies for any taxes have been proposed, asserted or assessed against FSB or any of its Subsidiaries. Except with respect to claims for refund, the Federal income tax returns of FSB and each of its Subsidiaries consolidated in such returns have been examined by and settled with the United States Internal Revenue Service (the "IRS"), or the statute of limitations has expired (and no waiver extending the statute of limitations has been requested or granted), for all taxable years ending on or before December 31, 1995. For the purpose of this Agreement, (1) the term "tax" (including, with correlative meaning, the terms "taxes" and "taxable"), includes all Federal, state, local and foreign income, profits, franchise, gross receipts, payroll, sales, employment, use, property, withholding, excise, occupancy and other taxes, duties or assessments of any nature whatsoever, together with all interest, penalties and additions imposed with respect to such amounts; and (2) the term "tax return" includes all returns and reports (including elections, declarations, disclosures, schedules, estimates and information returns) required to be supplied to a tax authority relating to taxes.

                           (i) Certain Agreements. Except as set forth in
Section 3.1(i) of the FSB Disclosure Schedule, as of the date of this Agreement, neither FSB nor any of its Subsidiaries is a party to any oral or written (i) consulting agreement (other than data processing, software programming and licensing contracts entered into in the ordinary course of business) not terminable on 90 days or less notice, or any union, guild or collective bargaining agreement, (ii) agreement with any executive officer or other key employee of FSB or any of its Subsidiaries the benefits of which are contingent, or the terms of which are materially altered, upon the occurrence of a transaction involving FSB or any Subsidiary of the nature contemplated by this Agreement, (iii) agreement with respect to any executive officer of FSB or any Subsidiary of FSB providing any term of employment or compensation guarantee extending for a period longer than three (3) years, or (iv) agreement or plan, including any stock option plan, stock appreciation rights plan, restricted stock plan or stock purchase plan, any of the benefits of which will be increased, or the vesting of the benefits of which will be accelerated, by the occurrence of any of the transactions contemplated by this Agreement.

                           (j) Benefit Plans.

                                (i) Section 3.1(j)(i) of the FSB Disclosure
Schedule lists each employee benefit plan, whether the plan be written or oral, (including, without limitation, any "employee benefit plan," as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA") and any plan for retirees that provides medical insurance or other form of benefit described in Section 3(1) of ERISA) (all the foregoing being herein called "Benefit Plans"), maintained or contributed to by FSB, Farmers State Bank of Breckenridge or any other Subsidiary of FSB (the "FSB Benefit Plans"). For each FSB Benefit Plan, FSB has made available to IBT a true and correct copy of (A) the most recent annual report (Form 5500) filed with the IRS, (B) such FSB Benefit Plan, (C) each trust agreement relating to such FSB Benefit Plan, (D) the most recent summary plan description for each FSB Benefit Plan for which a summary plan description is required, (E) the most recent actuarial report or valuation relating to a FSB Benefit Plan subject to Title IV of ERISA, and (F) the most recent determination letter issued by the IRS with respect to any FSB Benefit Plan qualified under Section 401(a) of the Code.

                                (ii) The current value of the assets of each of
the FSB Benefit Plans subject to Title IV of ERISA exceeds that plan's "Benefit Liabilities," as that term is defined in Section 4001(a)(16) of ERISA, when determined under actuarial factors that would apply if that plan terminated in accordance with all applicable legal requirements.

                                (iii) Except as set forth in Section 3.1(j)(iii)
of the FSB Disclosure Schedule, to the best knowledge of FSB and its Subsidiaries, each of the FSB Benefit Plans has been administered in compliance with its terms in all material respects and is in compliance in all material respects with the applicable provisions of ERISA (including, but not limited to, the funding and prohibited transactions provisions thereof), the Code and other applicable laws.

                                (iv) There has been no reportable event within
the meaning of Section 4043(b) of ERISA (for which a waiver did not apply) or any accumulated funding deficiency (whether or not waived) within the meaning of
Section 412 of the Code with respect to any FSB Benefit Plan.

                                (v) All contributions to the FSB Benefit Plans
required thereunder have been made or provided for.

                                (vi) Since September 2, 1974, no contributions
have been made by FSB, Farmers State Bank of Breckenridge or any Subsidiary of FSB to any "Multiemployer Plan," as such term is defined in Section 3(37) of ERISA.

                                (vii) To the best knowledge of FSB and Farmers
State Bank of Breckenridge, each of the FSB Benefit Plans which is intended to be a qualified plan within the meaning of Section 401(a) of the Code is so qualified, and FSB is not aware of any fact or circumstances which would adversely affect the qualified status of any such plan.

                                (viii) With respect to the FSB Benefit Plans,
individually and in the aggregate, no event has occurred and, to the knowledge of FSB or Farmers State Bank of Breckenridge, there exists no condition or set of circumstances in connection with which FSB or any of its Subsidiaries could be subject to any liability that is reasonably likely to have a material adverse effect on FSB (except liability for benefits claims and funding obligations payable in the ordinary course) under ERISA, the Code or any other applicable law.

                           (k) Subsidiaries. Section 3.1(k) of the FSB
Disclosure Schedule sets forth all of the subsidiaries of FSB as of the date of this Agreement (each a "Subsidiary" and together the "Subsidiaries") and indicates for each such Subsidiary, as of such date, the jurisdiction of organization. FSB owns, either directly or indirectly, all shares of the outstanding capital stock of each such Subsidiary, except as otherwise set forth in Section 3.1(k) of the FSB disclosure schedule. Each of FSB's Subsidiaries that is a bank (as defined in the BHC Act) is an "insured bank" as defined in the FDIA and applicable regulations thereunder. All of the shares of capital stock of each of the Subsidiaries held by FSB or by another Subsidiary of FSB are fully paid and nonassessable and are owned by FSB or a Subsidiary of FSB free and clear of any material claim, lien or encumbrance.

                           (l) Agreements with Bank Regulators. Except as
previously disclosed in writing, neither FSB nor any of its Subsidiaries is a party to any written agreement or memorandum of understanding with, or a party to any commitment letter or similar undertaking to, or is subject to any order or directive by, or is a recipient of any extraordinary supervisory letter from, or has adopted any board resolutions at the request of, Federal or state Governmental Entities charged with the supervision or regulation of banks or bank holding companies or engaged in the insurance of bank deposits ("Bank Regulators"), nor has FSB been advised by any Bank Regulator that it is contemplating issuing or requesting any such order, directive, written agreement, memorandum of understanding, extraordinary supervisory letter, commitment letter, board resolutions or similar undertaking.

                           (m) Absence of Certain Changes or Events. Since
December 31, 1999, and except as set forth in Section 3.1(m) of the FSB Disclosure Schedule, FSB and its Subsidiaries have not incurred any material liability, except in the ordinary course of their business consistent with their past practices, nor has there been any change, or any event involving a prospective change, in the business, financial condition or result of operations of FSB or any of its Subsidiaries which has had, or is reasonably likely to have, a material adverse effect on FSB (other than as a result of changes in banking laws or regulations of general applicability or interpretations thereof).

                           (n) Environmental Matters. There is no legal,
administrative, or other proceeding, claim, or action that has been served on FSB of any nature seeking to impose, or that could result in the imposition of, on FSB or any FSB Subsidiary, any liability relating to the release of hazardous substances as defined under any local, state or federal environmental statute, regulation or ordinance including, without limitation, the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended ("CERCLA"), pending or to the best of FSB's knowledge, threatened against FSB or any FSB Subsidiary the result of which has had or could reasonably be expected to have a material adverse effect upon FSB and FSB's Subsidiaries taken as a whole; to the best of FSB's knowledge there is no reasonable basis for any such proceeding, claim or action; and to the best of FSB's knowledge neither FSB nor any FSB Subsidiary is subject to any agreement, order, judgment, or decree by or with any court, governmental authority or third party imposing any such environmental liability. FSB has provided IBT with copies of all environmental assessments, reports, studies and other related information in its possession with respect to each bank facility and each nonresidential OREO property.

                           (o) Approvals. FSB knows of no reason why all
Requisite Regulatory Approvals (as defined in Section 6.1(b)) should not be obtained without the imposition of any condition or restriction of the type referred to in Section 6.1(f).

                           (p) Brokers and Finders. Except for the retention by
FSB of Austin Associates, Inc., none of FSB's or any of its Subsidiaries' nor any of their respective directors, officers or employees has employed any broker or finder or incurred any liability for any financial advisory fees, brokerage fees, commissions or similar payments in connection with the transactions contemplated by this Agreement.

                           (q) Labor Matters. Except as set forth in Section
3.1(q) of the FSB Disclosure Schedule, neither FSB nor any of its Subsidiaries is a party to, or bound by, any collective bargaining agreement, contract or other agreement or understanding with a labor union or labor organization, nor is it or any of its Subsidiaries the subject of any material proceeding asserting that it or any Subsidiary has committed an unfair labor practice or seeking to compel it to bargain with any labor organization as to wages or conditions of employment nor is there any strike or other labor dispute involving it or any of its Subsidiaries pending or, to its knowledge, threatened.

                           (r) Loan Portfolio. Section 3.1(r) of the FSB
Disclosure Schedule completely and accurately lists all loans of Farmers State Bank of Breckenridge in force as of the date of this Agreement (the "Loans"), and as to each Loan accurately describes: (i) the nature of the loan (i.e., whether consumer, commercial or participation), (ii) whether the loan is current or in default more than 30 days, and if in default more than 30 days, FSB's estimate of the likelihood of recovery, (iii) whether any federal or state regulatory agency has listed the loan as an adversely classified asset in any report, examination or other document provided to FSB, and (iv) whether to the knowledge of FSB the borrower has asserted or threatened to assert any lender liability claims resulting from the Loans. FSB warrants that each Loan is legally enforceable under its terms. FSB makes no warranty regarding the credit quality of any Loan or the adequacy of collateral securing any Loan.

                           (s) Insurance. FSB and each FSB Subsidiary is
presently insured, and during each of the past five calendar years (or during such lesser period of time as FSB has owned such FSB Subsidiary) has been insured, for reasonable amounts with financially sound and reputable insurance companies against such risks as companies engaged in a similar business would, in accordance with good business practice, customarily be insured and has maintained all insurance required by applicable law and regulation.

                           (t) FSB Financial Statements. The consolidated
balance sheets of FSB and FSB's Subsidiaries as of December 31, 1999 and 1998 and related consolidated statements of income, comprehensive income, changes in shareholders' equity and cash flows for the three years ended December 31, 1999, together with the notes thereto, certified by Andrews Hooper & Pavlik P.L.C. (collectively, the "FSB Financial Statements") have been prepared in accordance with generally accepted accounting principles applied on a consistent basis and present fairly the consolidated financial position of FSB and FSB's Subsidiaries at the dates and the consolidated results of operations and cash flows of FSB and FSB's Subsidiaries for the periods stated therein.

                           (u) Properties and Leases. Except as may be reflected
in the FSB Financial Statements and except for any lien for current taxes not yet delinquent, FSB and each FSB Subsidiary have good title free and clear of any material liens, claims, charges, options, encumbrances or similar restrictions to all the real and personal property reflected in FSB's consolidated balance sheet as of December 31, 1999 and all real and personal property acquired since such date, except such real and personal property as has been disposed of in the ordinary course of business. All leases of real property and all other leases material to FSB or any FSB Subsidiary pursuant to which FSB or such FSB Subsidiary, as lessee, leases real or personal property, which leases are described in Section 3.1(u) of the FSB Disclosure Schedule, are valid and effective in accordance with their respective terms, and there is not, under any such lease, any material existing default by FSB or such FSB Subsidiary or any event which, with notice or lapse of time or both, would constitute such a material default. Substantially all FSB's and each FSB Subsidiary's buildings and equipment in regular use have been well maintained and are in good and serviceable condition, reasonable wear and tear excepted.

                           (v) Material Interests of Certain Persons. Except as
set forth in Section 3.1(v) of the FSB Disclosure Schedule, to the best knowledge of FSB no officer or director of FSB or any FSB Subsidiary, or any "associate" (as such term is defined in Rule 14a-1 under the Exchange Act) of any such officer or director, has any interest in any material contract or property (real or personal), tangible or intangible, used in or pertaining to the business of FSB or any FSB Subsidiary.

                           Section 3.1(v) of the FSB Disclosure Schedule sets
forth a correct and complete list of any loan from FSB or any FSB Subsidiary to any present officer, director, employee or any associate or related interest of any such person which was required under Regulation O of the Federal Reserve Board to be approved by or reported to FSB's or such FSB Subsidiary's Board of Directors.

                           (w) Administration of Trust Accounts. FSB and each
FSB Subsidiary has properly administered in all respects material and which could reasonably be excepted to be material to the financial condition of FSB and the FSB Subsidiaries taken as a whole, all accounts for which it acts as a fiduciary, including but not limited to accounts for which it serves as a trustee, agent, custodian, personal representative, guardian, conservator or investment advisor, in accordance with the terms of the governing documents and applicable state and federal law and regulation and common law. Neither FSB, any FSB Subsidiary, nor any director, officer or employee of FSB or any FSB Subsidiary has committed any breach of trust with respect to any such fiduciary account which is material to or could reasonably be expected to be material to the financial condition of FSB and the FSB Subsidiaries taken as a whole, and the accountings for each such fiduciary account are true and correct in all material respects and accurately reflect the assets of such fiduciary account.

                           (x) Required Shareholder Approval. The affirmative
vote of a majority in outstanding shares and qualified to vote of FSB is sufficient to approve the Merger and this Agreement and the transactions contemplated hereby pursuant to the MBCA and pursuant to the articles and bylaws of FSB.

                           (y) Accounting Matters. Neither FSB nor any of its
Subsidiaries or affiliates has taken or agreed to take any action that would prevent IBT from accounting for the business combination to be effected by the Merger as a "pooling of interests."

                  3.2 Representations and Warranties of IBT. IBT represents and warrants to FSB as follows:

                           (a) Organization Standing and Power. IBT is a bank
holding company registered under the BHC Act and has filed application with the Federal Reserve Board to become a Financial Holding Company under the Gramm-Leach-Bliley Act of 1999. Each of IBT and its Subsidiaries is a corporation or state bank duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation or organization, has all requisite power and authority to own, lease and operate its properties and to carry on its business as now being conducted and is duly qualified and in good standing to do business in each jurisdiction in which the failure to do so would have a material adverse effect on IBT.

                           (b) Capital Structure. As of the date hereof, the
authorized capital stock of IBT consisted of 4,000,000 shares of IBT Common Stock, and 2,966,973 shares of IBT Common Stock were outstanding.

                           (c) Authority.

                                (i) IBT has all requisite corporate power and
authority to enter into this Agreement and to consummate the transactions contemplated hereby. This Agreement has been duly executed and delivered by IBT and constitutes a valid and binding obligation of IBT, enforceable in accordance with its terms, except as enforcement may be limited by general principles of equity, whether applied in a court of law or a court of equity, and bankruptcy, insolvency and similar laws affecting creditors' rights and remedies generally.

                                (ii) The execution and delivery of this
Agreement and the consummation of the transactions contemplated hereby will not conflict with or result in any Violation pursuant to any provision of the IBT Articles of Incorporation or By-laws, or the articles of incorporation, by-laws or other governing document of any other Subsidiary of IBT, or, except as disclosed in writing in Section 3.2(c)(ii) of the disclosure schedule of IBT (the

"IBT Disclosure Schedule") and subject to obtaining or making the consents, approvals, orders, registrations, declarations and filings referred to in paragraph (iii) below, be or result in any Violation pursuant to any loan or credit agreement, note, mortgage, indenture, lease, IBT Benefit Plan or other agreement, obligation, instrument, permit, franchise, license, judgment, order, statute, law, rule or regulation applicable to IBT or any Subsidiary of IBT or their respective properties or assets which Violations would in the aggregate have a material adverse effect on IBT.

                                    (iii)   No consent, approval, order or
authorization of, or registration, declaration or filing with, any Governmental Entity is required by or with respect to IBT or any Subsidiary of IBT in connection with the execution and delivery of this Agreement by IBT or the consummation by IBT or any Subsidiary of IBT, as the case may be, of the transactions contemplated hereby, the failure of which to obtain or make would in the aggregate have a material adverse effect on IBT or on its ability to perform its obligations hereunder, except for (A) the filing of applications and notices with the Federal Reserve under the BHC Act, and approval of same, (B) the filing with the SEC of the Proxy Statement and the S-4, (C) such filings and approvals as are required to be made or obtained under the securities or "Blue Sky" laws of various states in connection with the issuance of IBT Common Stock contemplated by this Agreement, (D) the filing of the Certificate of Merger with the State of Michigan, and (E) the filing of an application/notice with the State of Michigan Financial Institutions Bureau.

                           (d)   Compliance with Banking Regulations. IBT and
its Subsidiaries have (1) continuously complied with all material federal and state banking laws and regulations, including all required filings, except for minor compliance matters, which do not, in the aggregate, have a material adverse effect on IBT; (2) timely filed using complete and accurate information, all documents required by Federal Reserve Regulation Y, all call reports, all documents required for Federal Deposit Insurance, all documents required by the Michigan Financial Institutions Bureau, and all other required filings, except for minor filing omissions or inaccuracies which do not, in the aggregate, have a material adverse effect on IBT; and, (3) have cooperated in all regulatory audits without concealing any material information.

                           (e)   Information Supplied. None of the information
supplied or to be supplied by IBT or its Subsidiaries for inclusion or incorporation by reference in (i) the S-4 will, at the time the S-4 becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading and (ii) the Proxy Statement and any amendment or supplement thereto will, at the date of mailing to FSB shareholders and at the time of the meeting of shareholders of FSB to be held in connection with the Merger, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein not misleading. The Proxy Statement (except for such portions thereof that relate only to FSB) will comply in all material respects with the provisions of the Exchange Act and the rules and regulations thereunder, and the S-4 (except for such portions thereof that relate only to FSB) will comply in all material respects with the provisions of the Securities Act and the rules and regulations thereunder.

                           (f)   Compliance With Applicable Laws. IBT and its
Subsidiaries hold all permits, licenses, variances, exemptions, orders and approvals of all Governmental Entities which are necessary for the operation of the businesses of IBT and its Subsidiaries (the "IBT Permits"), except for IBT Permits the failure of which to hold would not, individually or in the aggregate, have a material adverse effect on IBT. IBT and its Subsidiaries are in compliance in all material respects with the terms of the IBT Permits and all applicable laws and regulations, except for possible violations which, individually or in the aggregate, would not have a material adverse effect on IBT. Except as set forth on Section 3.2(f) of the IBT Disclosure Schedule, the businesses of IBT and its Subsidiaries are not being conducted in violation of any law, ordinance, regulation, order, writ, rule or decree of any Governmental Entity, except for possible violations which, individually or in the aggregate, would not have a material adverse effect on IBT. As of the date of this Agreement, no investigation by any Governmental Entity with respect to IBT, or any of its Subsidiaries is pending or threatened, other than, in each case, those the outcome of which, as far as reasonably can be foreseen, will not have a material adverse effect on IBT.

                           (g)   Litigation. Except as set forth in Section
3.2(g) of the IBT Disclosure Schedule and except for any broad or national litigation that does not name IBT, and that affects all financial institutions generally, there is no suit, action or proceeding pending or, to the knowledge of IBT, threatened against or affecting IBT or any of its Subsidiaries, nor is there any judgment, decree, injunction, or order of any Governmental Entity or arbitrator outstanding against IBT or any of its Subsidiaries.

                           (h)   Taxes. IBT and each of its Subsidiaries have
filed all tax returns required to be filed by any of them, which tax returns are true, correct and complete in all material respects, and have paid all taxes required to be paid as shown on such returns. Except as set forth in Section 3.2(h) of the IBT Disclosure Schedule, no deficiencies for any taxes have been proposed, asserted or assessed against IBT or any of its Subsidiaries. Except with respect to claims for refund, the Federal income tax returns of IBT and each of its Subsidiaries consolidated in such returns have been examined by and settled with the IRS, or the statute of limitations has expired (and no waiver extending the statute of limitations has been requested or granted), for all taxable years ending on or before December 31, 1995. For the purpose of this Agreement, (1) the term "tax" (including, with correlative meaning, the terms "taxes" and "taxable"), includes all Federal, state, local and foreign income, profits, franchise, gross receipts, payroll, sales, employment, use, property, withholding, excise, occupancy and other taxes, duties or assessments of any nature whatsoever, together with all interest, penalties and additions imposed with respect to such amounts; and (2) the term "tax return" includes all returns and reports (including elections, declarations, disclosures, schedules, estimates and information returns) required to be supplied to a tax authority relating to taxes.

                           (i)      Benefit Plans.

                                    (i)   Section 3.2(i)(i) of the IBT
Disclosure Schedule lists each employee benefit plan, whether the plan be written or oral, (including, without limitation, any "employee benefit plan," as defined in Section 3(3) of ERISA and any plan for retirees that provides medical insurance or other form of benefit described in Section 3(1) of ERISA) (all the foregoing being herein called "Benefit Plans"), maintained or contributed to by IBT or any other Subsidiary of IBT (the "IBT Benefit Plans"). For each Benefit Plan, IBT has made available to FSB a true and correct copy of (A) the most recent annual report (Form 5500) filed with the IRS, (B) such IBT Benefit Plan,
(C) each trust agreement relating to such IBT Benefit Plan, (D) the most recent summary plan description for each IBT Benefit Plan for which a summary plan description is required, (E) the most recent actuarial report or valuation relating to a IBT Benefit Plan subject to Title IV of ERISA, and (F) the most recent determination letter issued by the IRS with respect to any IBT Benefit Plan qualified under Section 401(a) of the Code.

                                    (ii)   The current value of the assets of
each of the IBT Benefit Plans subject to Title IV of ERISA exceeds that plan's "Benefit Liabilities," as that term is defined in Section 4001(a)(16) of ERISA, when determined under actuarial factors that would apply if that plan terminated in accordance with all applicable legal requirements.

                                    (iii)   Except as set forth in Section
3.2(i)(iii) of the IBT Disclosure Schedule, to the best knowledge of IBT and its Subsidiaries, each of the IBT Benefit Plans has been administered in compliance with its terms in all material respects and is in compliance in all material respects with the applicable provisions of ERISA (including, but not limited to, the funding and prohibited transactions provisions thereof), the Code and other applicable laws.

                                    (iv)   There has been no reportable event
within the meaning of Section 4043(b) of ERISA (for which a waiver did not apply) or any accumulated funding deficiency (whether or not waived) within the meaning of Section 412 of the Code with respect to any IBT Benefit Plan.

                                    (v)    All contributions to the IBT Benefit
Plans required thereunder have been made or provided for.

                                    (vi)   Since September 2, 1974, no
contributions have been made by IBT or any Subsidiary of IBT to any "Multiemployer Plan," as such term is defined in Section 3(37) of ERISA.

                                    (vii)   To the best knowledge of IBT, each
of the IBT Benefit Plans which is intended to be a qualified plan within the meaning of Section 401(a) of the Code is so qualified, and IBT is not aware of any fact or circumstances which would adversely affect the qualified status of any such plan.

                                    (viii)  With respect to the IBT Benefit
Plans, individually and in the aggregate, no event has occurred and, to the knowledge of IBT, there exists no condition or set of circumstances in connection with which IBT or any of its Subsidiaries could be subject to any liability that is reasonably likely to have a material adverse effect on IBT (except liability for benefits claims and funding obligations payable in the ordinary course) under ERISA, the Code or any other applicable law.

                           (j)   Subsidiaries. Section 3.2(j) of the IBT
Disclosure Schedule sets forth all of the Subsidiaries of IBT as of the date of this Agreement (each a "Subsidiary" and together the "Subsidiaries") and indicates for each such Subsidiary, as of such date, the jurisdiction of organization. IBT owns, either directly or indirectly, all shares of the outstanding capital stock of each such Subsidiary. Each of IBT's Subsidiaries that is a bank (as defined in the BHC Act) is an "insured bank" as defined in the FDIA and applicable regulations thereunder. All of the shares of capital stock of each of the Subsidiaries held by IBT or by another Subsidiary of IBT are fully paid and nonassessable and are owned by IBT or a Subsidiary of IBT free and clear of any material claim, lien or encumbrance.

                           (k)   Agreements with Bank Regulators. Except as
previously disclosed in writing, neither IBT nor any of its Subsidiaries is a party to any written agreement or memorandum of understanding with, or a party to any commitment letter or similar undertaking to, or is subject to any order or directive by, or is a recipient of any extraordinary supervisory letter from, or has adopted any board resolutions at the request of Bank Regulators, nor has IBT been advised by any Bank Regulator that it is contemplating issuing or requesting any such order, directive, written agreement, memorandum of understanding, extraordinary supervisory letter, commitment letter, board resolutions or similar undertaking.

                           (l)   Absence of Certain Changes or Events. Since
December 31, 1999, and except as set forth in Section 3.2(l) of the IBT Disclosure Schedule, IBT and its Subsidiaries have not incurred any material liability, except in the ordinary course of their business consistent with their past practices, nor has there been any change, or any event involving a prospective change, in the business, financial condition or result of operations of IBT or any of its Subsidiaries which has had, or is reasonably likely to have, a material adverse effect on IBT (other than as a result of changes in banking laws or regulations of general applicability or interpretations thereof).

                           (m)   Capital Stock. At the Effective Time, IBT's
Common Stock issued pursuant to the Merger will be duly authorized, validly issued, fully paid and nonassessable and not subject to preemptive rights.

                           (n)   Environmental Matters. There is no legal,
administrative, or other proceeding, claim, or action of any nature seeking to impose, or that could result in the imposition of, on IBT or any IBT Subsidiary, any liability relating to the release of hazardous substances as defined under any local, state or federal environmental statute, regulation or ordinance including, without limitation, CERCLA, pending or to the best of IBT's knowledge, threatened against IBT or any IBT Subsidiary the result of which has had or could reasonably be expected to have a material adverse effect upon IBT and IBT's Subsidiaries taken as a whole; to the best of IBT's knowledge there is no reasonable basis for any such proceeding, claim or action; and to the best of IBT's knowledge neither IBT nor any IBT Subsidiary is subject to any agreement, order, judgment, or decree by or with any court, governmental authority or third party imposing any such environmental liability.

                           (o)   Approvals. IBT knows of no reason why all
Requisite Regulatory Approvals (as defined in Section 6.1(b)) should not be obtained without the imposition of any condition or restriction of the type referred to in Section 6.1(f).

                           (p)   Brokers and Finders. Except for the retention
by IBT of Austin Associates, Inc., none of IBT's or any of its Subsidiaries' nor any of their respective directors, officers or employees has employed any broker or finder or incurred any liability for any financial advisory fees, brokerage fees, commissions or similar payments in connection with the transactions contemplated by this Agreement.

                           (q)   IBT Financial Statements. The consolidated
balance sheets of IBT and IBT's Subsidiaries as of December 31, 1999 and 1998 and related consolidated statements of income, changes in shareholders' equity and comprehensive income, and cash flows for the three years ended December 31, 1999, together with the notes thereto, certified by Rehmann Robson P.C. and included in IBT's Annual Report on Form 10-K for the fiscal year ended December 31, 1998 (the "IBT 10-K") as filed with the SEC, and the unaudited consolidated balance sheets of IBT and its Subsidiaries as of September 30, 1999 and the related unaudited consolidated statements of income, changes in shareholders' equity and comprehensive income, and cash flows for the nine (9) months then ended included in IBT's Quarterly Report on Form 10-Q for the fiscal quarter ended September 30, 1999, as filed with the SEC (collectively, the "IBT Financial Statements"), have been prepared in accordance with generally accepted accounting principles applied on a consistent basis and present fairly (subject, in the case of financial statements for interim periods, to normal recurring adjustments) the consolidated financial position of IBT and its Subsidiaries at the dates and the consolidated results of operations, changes in financial position and cash flows of IBT and its Subsidiaries for the periods stated therein.

                           (r)   Properties and Leases. Except as may be
reflected in the IBT Financial Statements and except for any lien for current taxes not yet delinquent, IBT and each IBT Subsidiary has good title free and clear of any material liens, claims, charges, options, encumbrances or similar restrictions to all the real and personal property reflected in IBT's consolidated balance sheet as of September 30, 1999 included in IBT's Quarterly Report on Form 10-Q for the period then ended, and all real and personal property acquired since such date, except such real and personal property as has been disposed of in the ordinary course of business. All leases of real property and all other leases material to IBT or any IBT Subsidiary pursuant to which IBT or such IBT Subsidiary, as lessee, leases real or personal property, are valid and effective in accordance with their respective terms, and there is not, under any such lease, any material existing default by IBT or such IBT Subsidiary or any event which, with notice or lapse of time or both, would constitute such a material default. Substantially all IBT's and each IBT Subsidiary's buildings and equipment in regular use have been well maintained and are in good and serviceable condition, reasonable wear and tear excepted.

                           (s)   Accounting Matters. Neither IBT nor any of its
Subsidiaries or affiliates, has taken or agreed to take any action that would prevent IBT from accounting for the business combination to be effected by the Merger as a "pooling of interests".


                                   ARTICLE IV

                    COVENANTS RELATING TO CONDUCT OF BUSINESS

                  4.1 Covenants of FSB. During the period from the date of this Agreement and continuing until the Effective Time, FSB agrees as to itself and its Subsidiaries that, except as expressly contemplated or permitted by this Agreement, or to the extent that IBT shall otherwise consent in writing:

                           (a)   Ordinary Course. FSB and its Subsidiaries shall
carry on their respective businesses in the usual, regular and ordinary course in substantially the same manner as heretofore conducted and use all reasonable efforts to preserve intact their present business organizations, maintain their rights and franchises and preserve their relationships with customers, suppliers and others having business dealings with them to the end their goodwill and ongoing businesses shall not be impaired in any material respect. FSB shall not, nor shall permit any of its Subsidiaries to (i) enter into any new material line of business, (ii) increase or decrease the current number of their directors, except as consistent with FSB's current Board of Directors' retirement policy,
(iii) change its or its Subsidiaries lending, investment, liability management and other material banking policies in any respect which is material to such party; or (iv) incur or commit to any capital expenditures or any obligations or liabilities in connection therewith other than capital expenditures and obligations or liabilities incurred or committed to in the ordinary course of business consistent with past practices and the items shown in Section 4.1(a) of the FSB Disclosure Schedule.

                           (b)   Dividends; Changes in Stock. FSB shall not, nor
shall permit any of its Subsidiaries to, nor shall propose to (i) declare or pay any dividends on or make other distributions in respect of any of its capital stock, except for (A) the declaration and payment of regular semi-annual cash dividends by FSB in any amount not in excess of $0.75 per share of FSB Common Stock with usual record and payment dates for such dividends in accordance with FSB's past dividend practice, provided further, however, that FSB shareholders shall be entitled to a dividend on FSB Common Stock or IBT Common Stock, but not both, in the calendar quarter in which the Closing shall occur, and (B) dividends or distributions by a wholly owned Subsidiary of FSB; (ii) split, combine or reclassify any of its capital stock or issue or authorize or propose the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock; or (iii) repurchase, redeem or otherwise acquire, or permit any Subsidiary to purchase or otherwise acquire (other than as agent for shareholders reinvesting dividends pursuant to any dividend reinvestment plan and except for the acquisition of trust account shares), any shares of FSB's capital stock or any securities convertible into or exercisable for any shares of its capital stock.

                           (c)   Issuance of Securities. Except as set forth on
Section 4.1(c) of the FSB Disclosure Schedule, FSB shall not, nor shall it permit any of its Subsidiaries to, issue, deliver or sell, or authorize or propose the issuance, delivery or sale of, any shares of its capital stock of any class, any Voting Debt or any securities convertible into or exercisable for, or any rights, warrants or options to acquire, any such shares or Voting Debt, or enter into any agreement with respect to any of the foregoing, other than issuance by a wholly owned Subsidiary of its capital stock to its parent, except that FSB may issue shares of FSB Common Stock upon the exercise of outstanding stock options as described in Section 4.1(c) of the FSB Disclosure Schedule.

                           (d)   No Solicitations. Except as the Board of
Directors of FSB deems necessary, on the advice of outside counsel, in the exercise of its fiduciary obligations under applicable law; and provided, however, that nothing contained in this Section 4.1(d) shall restrict or prohibit any disclosure by FSB that is required, on the advice of outside counsel, (i) in any document to be filed with a regulatory authority after the date of this Agreement or (ii) in any document or statement otherwise required under applicable law, FSB shall not permit any of its Subsidiaries to, nor shall authorize or permit any of its officers, directors or employees or any investment banker, financial advisor, attorney, accountant or other representative or agent retained by it or any of its Subsidiaries to, solicit or encourage (including by way of furnishing nonpublic information), or take any other action to facilitate, any inquiries or the making of any proposal which constitutes, or may reasonably be expected to lead to, any takeover proposal (as defined below), or agree or endorse any takeover proposal, or participate in any discussions or negotiations, or provide third parties with any nonpublic information, relating to any such inquiry or proposal. FSB shall promptly advise IBT orally and in writing of any such inquiries or proposals, including all of the material terms thereof. As used in this Agreement, "takeover proposal" shall mean any tender or exchange offer, proposal for a merger, consolidation or other business combination involving FSB or any Subsidiary of FSB or any proposal or offer to acquire in any manner a substantial equity interest in, or a substantial portion of the assets of FSB or any Subsidiary of FSB other than the transactions contemplated or permitted by this Agreement (including, without limitation, Section 4.1(f) hereof).

                           (e)   No Acquisitions. FSB shall not, nor shall
permit any of its Subsidiaries to, acquire or agree to acquire, by merging or consolidating with, or by purchasing a substantial equity interest in or a substantial portion of the assets of, or by any other manner, any business or any corporation, partnership, association or division thereof or otherwise acquire or agree to acquire any assets in each case; provided, however, that the foregoing shall not prohibit (i) internal reorganization, consolidations or dissolutions involving only existing Subsidiaries as permitted or directed by this Agreement, (ii) foreclosures and other acquisitions related to previously contracted debt, in each case in the ordinary course of business, or (iii) acquisitions of financial assets and merchant banking activities, in each case in the ordinary course of business.

                           (f)   No Dispositions. Other than dispositions
permitted or required by this Agreement, dispositions described in Section 4.1(f) of the FSB Disclosure Schedule or dispositions in the ordinary course of business consistent with past practices, FSB shall not, nor shall permit any of its Subsidiaries to, sell, lease, encumber or otherwise dispose of, or agree to sell, lease, encumber or otherwise dispose of, any of its assets (including capital stock of Subsidiaries).

                           (g)   Indebtedness. Other than in the ordinary course
of business consistent with past practice, FSB shall not, nor shall permit any of its Subsidiaries to incur any indebtedness for borrowed money, assume, guarantee, endorse or otherwise as an accommodation become responsible for the obligations of any other individual, corporation or other entity, or make any loan or advance other than in the ordinary course of business consistent with past practice.

                           (h)   Benefit Plans. Except as set forth in Section
4.1(h) of the FSB Disclosure Schedule, FSB agrees as to itself and its Subsidiaries that it will not, without the prior written consent of IBT, (i) enter into, adopt, amend (except as may be required by law) or terminate any FSB Benefit Plan, as the case may be, or any other employee benefit plan or any agreement, arrangement, plan or policy between FSB and one or more of its directors or officers, (ii) make any contributions to any FSB Benefit Plan except as required by the terms of such plan in effect as of the date hereof,
(iii) except for normal increases in the ordinary course of business consistent with past practice that in the aggregate do not result in a material increase in benefits or compensation expense to FSB, increase in any manner the compensation or fringe benefits of any director, officer, or employee or pay any benefit not required by any plan or arrangement as in effect as of the date hereof (including, without limitation, the granting of stock options, stock appreciation rights, restricted stock, restricted stock units or performance units or shares) or enter into any contract, agreement, commitment or arrangement to do any of the foregoing, or (iv) enter into or renew any contract, agreement, commitment or arrangement providing for the payment of any director, officer or employee of such party of compensation or benefits contingent, or the terms of which are materially altered, upon the occurrence of any of the transactions contemplated by this Agreement.

                           (i)   Insurance. FSB and its subsidiaries shall
maintain the insurance coverage referenced in Section 3.1(s) through the Effective Time.

                  4.2 Covenants of FSB and IBT. During the period from the date of this Agreement and continuing until the Effective Time, FSB and IBT agree as to themselves and their Subsidiaries that, except as expressly contemplated or permitted by this Agreement, or to the extent that the parties shall otherwise consent in writing:

                           (a)   Governing Documents. Except in accordance with
this Agreement, no party shall amend or propose publicly to amend, or shall permit any of its Subsidiaries to amend, the articles of incorporation, by-laws or other governing document of such party in any way adverse to IBT, the holders of IBT Common Stock or IBT's ability to consummate the transactions contemplated hereby. Notwithstanding the foregoing, IBT shall be permitted to amend its articles of incorporation to increase its authorized common stock to 10.0 million shares.

                           (b)   Other Actions. No party shall, or shall permit
any of its Subsidiaries to, take any action that is intended to result in any of its representations and warranties set forth in this Agreement being or becoming untrue in any material respect, or in any of the conditions to the Merger set forth in Article VI not being satisfied or in a violation of any provision of this Agreement, or (unless such action is required by applicable law or sound banking practice) which would adversely affect the ability of any of them to obtain any of the Requisite Regulatory Approvals (as defined in Section 6.1(b)) without imposition of a condition or restriction of the type referred to in
Section 6.1(f) hereof except, in every case, as may be required by applicable law.

                           (c)   Advice of Changes; Government Filings. Each
party shall promptly advise the other orally and in writing of any change or event having, or which could cause or constitute a material breach of any of the representations, warranties or covenants of such party contained herein. IBT and FSB shall file all reports required to be filed by each of them with the SEC between the date of this Agreement and the Effective Time and shall deliver to the other party copies of all such reports promptly after the same are filed. IBT, FSB and each Subsidiary of IBT or FSB that is a bank shall file all call reports with the appropriate Bank Regulators and all other reports, applications and other documents required to be filed with the appropriate Bank Regulators between the date hereof and the Effective Time and shall make available to the other party copies of all such reports promptly after the same are filed.

                           (d)   Pooling and Tax-Free Reorganization Treatment.
Neither IBT nor FSB shall take or cause to be taken any action, whether before or after the Effective Time, which would disqualify the Merger as a "pooling of interests" for accounting purposes or the Merger as a "reorganization" within the meaning of Section 368(a) of the Code.

                           (e)   Accounting Methods. Neither IBT nor FSB shall
change its methods of accounting in effect at December 31, 1999, except as required by changes in generally accepted accounting principles as concurred to by such party's independent auditors.


                                    ARTICLE V

                              ADDITIONAL AGREEMENTS

                  5.1      Regulatory Matters.

                           (a)   IBT has primary responsibility for the
preparation and filing with the SEC of the Proxy Statement. IBT, with the assistance of FSB, shall promptly prepare and file with the SEC the S-4, in which the Proxy Statement will be included. IBT and FSB shall use all reasonable efforts to have the S-4 declared effective under the Securities Act as promptly as practicable after such filing, and thereafter mail the Proxy Statement to the shareholders of FSB. IBT and FSB shall use their best efforts to obtain all necessary state securities law or "Blue Sky" permits and approvals required to carry out the transactions contemplated by this Agreement, and FSB shall furnish to IBT all information concerning FSB and the holders of FSB Common Stock as may be reasonably requested in connection with any such action.

                           (b)   The parties hereto shall cooperate with each
other and use their best efforts to promptly prepare and file all necessary documentation, to effect all necessary application, notices, petitions, filings and other documents, and to obtain as promptly as practicable all necessary permits, consents, and authorizations of all third parties and Governmental Entities necessary or advisable to consummate the transactions contemplated by this Agreement. FSB and IBT shall have the right to review in advance, and to the extent practicable each will consult the other on, subject to applicable laws relating to the exchange of information, all the information relating to FSB or IBT, as the case may be, and any of their respective Subsidiaries, which appear in any filing made with, or written materials submitted to, any third party or any Governmental Entity in connection with the transactions contemplated by this Agreement. In exercising the foregoing right, each of the parties hereto shall act reasonably and as promptly as practicable. The parties hereto agree that they will consult with each other with respect to the obtaining of all permits, consents, approvals and authorizations by this Agreement and each party will keep the other appraised of the status of matters relating to completion of the transactions contemplated herein.

                           (c)   FSB and IBT shall, upon request, furnish each
other with all information concerning themselves, their Subsidiaries, directors, officers and shareholders and other such matters as may be reasonably necessary or advisable in connection with the Proxy Statement, the S-4 or any other statement, filing, notice or application made by or on behalf of FSB, IBT or any of their respective Subsidiaries to any Governmental Entity in connection with the Merger and the other transactions contemplated by this Agreement.

                           (d)   FSB and IBT shall promptly furnish each other
with copies of written communications received by FSB or IBT, as the case may be, or any of their respective Subsidiaries, Affiliates or Associates (as such items are defined in Rule 12b-2 under the Exchange Act as in effect on the date hereof) from, or delivered by any of the foregoing to, any Governmental Entity in respect of the transactions contemplated hereby.

                  5.2 Letter of Accountants. FSB shall use its best efforts to cause to be delivered to IBT a letter of Andrews Hooper & Pavlik P.L.C., FSB's independent auditor in substantially the form shown on Exhibit 5.2 dated (i) the date of which the Form S-4 shall become effective and (ii) the business day prior to the Effective Time, and addressed to IBT.

                  5.3 Access to Information. Upon reasonable notice and subject to applicable laws relating to the exchange of information, FSB shall (and cause each of its Subsidiaries to) afford to the officers, employees, accountants, counsel and other representatives of IBT, access during normal business hours during the period prior to the Effective Time, to all its properties, books, contracts, commitments and records and, during such period, FSB shall (and shall cause each of its Subsidiaries to) make available to IBT
(a) a copy of each report, schedule, registration statement and other document filed or received by it during such period pursuant to the requirements of federal or state securities laws or federal or state banking laws (other than reports or documents which FSB is not permitted to disclose under applicable law) and (b) all other information concerning its business, properties and personnel as IBT may reasonably request. IBT will hold all such information in confidence to the extent required by, and in accordance with, the provisions of the confidentiality agreement dated February 17, 2000, between IBT and FSB. No investigation by IBT shall affect the representations and warranties of FSB set forth herein.

                  5.4 Shareholder Meeting. FSB shall take all steps necessary to duly call, give notice of, convene and hold a meeting of its shareholders to be held as soon as is reasonably practicable after the date on which the S-4 becomes effective for the purpose of voting upon the approval of this Agreement. FSB will, through its Board of Directors, subject to their respective fiduciary obligations as determined by the Board of Directors after consultation with outside counsel, recommend to its shareholders approval of such matters.

                  5.5 Legal Conditions to Merger. IBT and FSB shall, and shall cause its Subsidiaries to, use their best efforts (i) to take, or cause to be taken, all actions necessary to comply promptly with all legal requirements which may be imposed on such party or its Subsidiaries with respect to the Merger and, subject to the conditions set forth in Article VI hereof to consummate the transactions contemplated by this Agreement, and (ii) to obtain (and to cooperate with the other party to obtain) any consent, order or approval of, or any exemption by any Governmental Entity and any other public or private third party which is required to be obtained or made by such party or any of its Subsidiaries in connection with the Merger, and the transactions contemplated by this Agreement.

                  5.6 Affiliates. FSB shall use its best efforts to cause each director, executive officer and other person who is an "affiliate" (for purposes of Rule 145 under the Securities Act and for purposes of qualifying for "pooling of interests" treatment) of FSB to deliver to IBT, as soon as practicable after the date hereof, and prior to the date of the FSB shareholders meeting called to approve this Agreement: a written agreement, substantially in the form of
Exhibit 5.6, providing that such person will not sell, pledge, transfer or otherwise dispose of any shares of FSB Common Stock held by such "affiliate" and the shares of IBT Common Stock to be received by such "affiliate" in the Merger:
(1) except in compliance with the applicable provisions of the Securities Act and the rules and regulations thereunder, and (2) during the period commencing 30 days prior to the Merger and ending at the time of the publication of financial results covering at least 30 days of combined operations of FSB and IBT.

                  5.7      Employee Benefit Plans.

                           (a)   Except as otherwise provided in Sections 4.1(h)
hereof, IBT and FSB agree that, the IBT Benefit Plans in effect at the date of this Agreement shall be adopted by FSB's Subsidiaries for their employees following the Merger.

                           (b)   In the case of FSB Benefit Plans under which
the employees' interests are based upon FSB Common Stock, IBT and FSB agree that such interests shall be based on IBT Common Stock in accordance with the terms of the FSB Benefit Plans and in an equitable manner.

                  5.8 Expenses. Whether or not the Merger is consummated, all costs and expenses incurred in connection with this Agreement, and the transactions contemplated hereby shall be paid by the party incurring such expense, except as may be permitted by Section 7.2 and except that expenses incurred in connection with printing and mailing the Proxy Statement and the Form S-4 shall be shared equally by IBT and FSB.

                  5.9 Additional Agreements; Best Efforts. Subject to the terms and conditions of this Agreement, each of the parties hereto agrees to use its best efforts to take all action and to do all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated by this Agreement, including, without limitation, cooperating fully with the other party hereto, providing the other party hereto with any appropriate information and making all necessary filings in connection with the Requisite Regulatory Approvals. In case at any time after the Effective Time any further action is necessary or desirable to carry out the purposes of this Agreement, or to vest the

Surviving Corporation with full title to all properties, assets, rights, approvals, immunities and franchises of either of the Constituent Corporations, the proper officers and directors of each party to this Agreement shall take all such necessary action.

                  5.10 Employment Agreement. As of the Closing Date, Farmers State Bank of Breckenridge shall enter into a three year employment agreement with its current President in the form attached hereto as Exhibit 5.10.

                  5.11     Governance. At the Effective Time:

                           (a)   The board of directors of the Surviving
Corporation shall be expanded by two (2) members, with said positions to be initially filled by designees appointed, prior to the Effective Time, by the FSB board of directors, with the consent of IBT.

                           (b)   The Farmers State Bank of Breckenridge board of
directors shall consist of its existing members plus two (2) members to be designated by IBT.

                           (c)   The Isabella Bank and Trust board of directors
shall consist of its existing members, plus one (1) member to be designated by FSB.

                           (d)   The president of Farmers State Bank of
Breckenridge shall be appointed a vice president of IBT.

                  5.12   Post-Closing Operations. At and after the Closing Date:

                           (a)   The Farmers State Bank of Breckenridge shall
remain a state-chartered commercial bank.

                           (b)   The names of IBT, Farmers State Bank of
Breckenridge and Isabella Bank and Trust shall not change as a result of the Merger. In the future, the Board of Directors of IBT will consider the possibility of a name change which is less geographically restrictive.

                           (c)   All banking offices of Farmers State Bank of
Breckenridge will remain open.

                           (d)   There will be no layoffs at Farmers State Bank
of Breckenridge as a result of the Merger. Any reduction in staffing levels shall be accomplished through attrition.

                                   ARTICLE VI

                              CONDITIONS PRECEDENT

                  6.1 Conditions to Each Party's Obligation to Effect the Merger. The respective obligation of each party to effect the Merger shall be subject to the satisfaction prior to the Effective Time of the following conditions:

                           (a)   Shareholder Approval. This Agreement shall have
been approved and adopted by the affirmative vote of a majority of the outstanding shares of FSB Common Stock entitled to vote thereon.

                           (b)   Other Approvals. Other than the filing provided
for by Section 1.1 all consents, orders or approvals of, or declarations or filings with, and all expirations of waiting periods imposed by, any Governmental Entity (collectively, the "Requisite Regulatory Approvals") which are prescribed by law as necessary for the consummation of the Merger and the other transactions contemplated hereby other than immaterial consents shall have been filed, occurred or been obtained and all such Requisite Regulatory Approvals shall be in full force and effect.

                           (c)   S-4. The S-4 shall have become effective under
the Securities Act and no stop order suspending the effectiveness of the S-4 shall have been issued and no proceedings for that purpose shall have been initiated or threatened by the SEC.

                           (d)   No Injunctions or Restraints; Illegality. No
order, injunction or decree issued by any court or agency of competent jurisdiction or other legal restraint or prohibition (an "Injunction") preventing the consummation of the Merger or any of the transactions contemplated hereby shall be in effect, nor shall any proceeding by any Governmental Entity seeking any such Injunction be pending. No statute, rule, regulation, order, inunction or decree shall have been enacted, entered, or enforced by any Governmental Entity which prohibits, restricts or makes illegal consummation of the Merger.

                           (e)   Financial Statements. FSB shall prepare or have
prepared, file, and submit to IBT all annual and quarterly audited and management prepared financial statements for any periods ending at least 30 days before the Effective Time, each prepared in accordance with GAAP principles.

                           (f)   No Burdensome Condition. There shall not be any
action taken, or any statute, rule, regulation or order enacted, entered, enforced or deemed applicable to the Merger or any of the transactions contemplated hereby, by any Governmental Entity which, in connection with the grant of a Requisite Regulatory Approval, imposes any condition or restriction upon IBT, FSB, or any of their Subsidiaries which would so materially adversely impact the economic or business benefits of the transactions contemplated by this Agreement as to render inadvisable, in the reasonable judgment of the Board of Directors of either IBT or FSB, the consummation of the Merger.

                  6.2 Conditions to Obligations of IBT. The obligation of IBT to effect the Merger are also subject to the satisfaction or waiver by IBT prior to the Effective Time of the following conditions:

                           (a)   Representations and Warranties. The
representations and warranties of FSB set forth in this Agreement shall be true and correct in all material respects as of the date of the Agreement and (except to the extent such representations and warranties speak as of an earlier date) as of the Closing Date as though made on the Closing Date, except as otherwise contemplated by this Agreement, and IBT shall have received a certificate signed on behalf of FSB by the Chairman and Chief Executive Officer and by the Chief Financial Officer of FSB to such effect.

                           (b)   Performance of Obligations of FSB. FSB shall
have performed in all materials respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date, and IBT shall have received a certificate signed on behalf of FSB by the Chairman and Chief Executive Officer and by the Chief Financial Officer of FSB to such effect.

                           (c)   Consents Under Agreements. FSB shall have
obtained the consent or approval of each person (other than the Governmental Entities referred to in Section 6.1(b)) whose consent or approval shall be required in order to permit the succession by the Surviving Corporation pursuant to the Merger to any obligation, right or interest of FSB's or any Subsidiary of FSB under any loan or credit agreement, note, mortgage, indenture, lease, license or other agreement or instrument, except those for which failure to obtain such consents and approvals would not, in the reasonable opinion of IBT, individually or in the aggregate, have a material adverse effect on FSB or upon the consummation of the transaction contemplated hereby.

                           (d)   Tax Opinion. IBT shall have received the
opinion of Foster, Swift, Collins & Smith, P.C., counsel to IBT, dated the Closing Date, in substantially the form shown on Exhibit 6.2(d) to the effect that the Merger will be treated for Federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Code, and that IBT and FSB will each be a party to that reorganization within the meaning of
Section 368(b) of the Code and that shareholders of FSB who exchange their shares of FSB Common Stock for shares of IBT Common Stock will not recognize gain or loss, for purposes of federal income tax, except to the extent of cash received in lieu of fractional shares.

                           (e)   Legal Opinion. IBT shall have received the
opinion of Bodman, Longley & Dahling LLP, counsel to FSB, dated the Closing Date, in substantially the form shown on Exhibit 6.2(e).

                           (f)   Subsequent Events. Since December 31, 1999, no
change shall have occurred and no circumstances shall exist which has had or might reasonably be expected to have a material adverse effect on the financial condition, results of operations, business or prospects of FSB and the FSB Subsidiaries taken as a whole (other than changes in banking laws or regulations, or interpretations thereof, that affect the banking industry generally or changes in the general level of interest rates).

                           (g)   Material Loss. FSB and the FSB Subsidiaries
considered as a whole shall not have sustained since December 31, 1999 any material loss or interference with their business from any civil disturbance or any fire, explosion, flood or other calamity, whether or not covered by insurance.

                           (h)   Employment Agreement. The employment agreement
between Farmers State Bank of Breckenridge and its president as required under
Section 5.10 hereof shall be in full force and effect.

                           (i)   Pooling of Interests. IBT shall have received a
letter from its independent auditors to the effect that the Merger will qualify for "pooling of interests" accounting treatment.

                  6.3 Conditions to Obligations of FSB. The obligation of FSB to effect the Merger is also subject to the satisfaction or waiver by FSB prior to the Effective Time of the following conditions:

                           (a)   Representations and Warranties. The
representations and warranties of IBT set forth in this Agreement shall be true and correct in all material respects as of the date of this Agreement and (except to the extent such representations and warranties speak as of an earlier date) as of the Closing Date as though made on the Closing Date, except as otherwise contemplated by this Agreement, and FSB shall have received a certificate signed on behalf of IBT by the Chairman and Chief Executive Officer and by the Chief Financial Officer of IBT to such effect.

                           (b)   Performance of Obligations of IBT. IBT shall
have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date, and FSB shall have received a certificate signed on behalf of IBT by the Chairman and Chief Executive Officer and by the Chief Financial Officer of IBT to such effect.

                           (c)   Consents Under Agreements. IBT shall have
obtained the consent or approval of each person (other than the Governmental Entities referred to in Section 6.1(b)) whose consent or approval shall be required in connection with the transactions contemplated hereby under any loan or credit agreement, note, mortgage, indenture, lease, license or other agreement or instrument to which IBT or any of its Subsidiaries is a party or is otherwise bound, except those for which failure to obtain such consents and approvals would not, in the reasonable opinion of FSB, individually or in the aggregate, have a material adverse effect on IBT or upon the consummation of the transactions contemplated hereby.

                           (d)   Legal Opinion. FSB shall have received the
opinion of Foster, Swift, Collins & Smith, P.C., counsel to IBT, dated the Closing Date, in substantially the form shown on Exhibit 6.3(d).

                           (e)   Tax Opinion. FSB shall have received the
opinion of Bodman, Longley & Dahling LLP, counsel to FSB, dated the Closing Date, in substantially the form shown on Exhibit 6.3(e) to the effect that the Merger will be treated for Federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Code, and that IBT and FSB will each be a party to that reorganization within the meaning of Section 368(b) of the Code and that shareholders of FSB who exchange their shares of FSB Common Stock for shares of IBT Common Stock will not recognize gain or loss, for purposes of federal income tax, except to the extent of cash received in lieu of fractional shares.

                           (f)   Subsequent Events. Since December 31, 1999, no
change shall have occurred and no circumstances shall exist which has had or might reasonably be expected to have a material adverse effect on the financial conditions, results of operations, business or prospects of IBT and the IBT Subsidiaries taken as a whole (other than changes in banking laws or regulations, or interpretations thereof, that affect the banking industry generally or changes in the general level of interest rates).


                                   ARTICLE VII

                            TERMINATION AND AMENDMENT

                  7.1 Termination. This Agreement may be terminated in writing at any time prior to the Effective Time, whether before or after approval of the Merger by the shareholders of FSB, only in the following circumstances:

                           (a)   by mutual consent of IBT and FSB in a written
instrument, if the Board of Directors of each so determines by a vote of a majority of the members of its entire Board;

                           (b)   by either IBT or FSB if (i) any Requisite
Regulatory Approval shall have been denied or (ii) any Governmental Entity of competent jurisdiction shall have issued a final nonappealable order enjoining or otherwise prohibiting the consummation of the transactions contemplated by this Agreement;

                           (c)   by either IBT or FSB if the Merger shall not
have been consummated on or before December 31, 2000;

                           (d)   by either IBT or FSB (provided that the
terminating party is not in material breach of any of its obligations) if any approval of the shareholders of FSB required for the consummation of the Merger shall not have been obtained by reason of the failure to obtain the required vote at a duly held meeting of shareholders or at any adjournment or postponement thereof;

                           (e)   by either IBT or FSB if there shall have been a
material breach of any of the representations or warranties set forth in this Agreement on the part of the other party; which breach by its nature cannot be cured prior to the Closing; or

                           (f)   by either IBT or FSB if there shall have been a
material breach of any of the covenants or agreements set forth in this Agreement on the part of the other party, which breach shall not have been cured before closing or within twenty (20) business days following receipt by the breaching party of written notice of such breach from the other party, whichever occurs first.

                  7.2 Effect of Termination. In the event of termination of this Agreement by either IBT or FSB as provided in Section 7.1, this Agreement shall forthwith become void and have no effect except (i) with respect to the second to the last sentence of Section 5.3, and Sections 5.8 and 7.2, and (ii) no party shall be relieved or released from any liabilities or damages arising out of the willful breach by the other party of any provision of this Agreement.

                  7.3 Amendment. This Agreement may be amended by the parties hereto, by action taken or authorized by their respective Boards of Directors, at any time before or after approval of the matters presented in connection with the Merger by the shareholders of FSB, provided, however, that after any such approval, no amendment shall be made which by law requires further approval by such shareholders, without such further approval. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

                  7.4 Extension; Waiver. At any time prior to the Effective Time, the parties hereto, by action taken or authorized by their respective Board of Directors, may, to the extent legally allowed, (i) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (ii) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto and (iii) waive compliance with any of the agreements or conditions contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such party.

                                  ARTICLE VIII

                               GENERAL PROVISIONS

                  8.1 Nonsurvival of Representations, Warranties and Agreements. None of the representations, warranties, covenants and agreements in this Agreement shall survive the Effective Time, except for those covenants and agreements contained herein which by their terms apply in whole or in part after the Effective Time, including without limitation, Sections 2.2, 5.7, 5.8, 5.10, 5.11, 8.1, 8.5, 8.6, 8.7 and 8.8.

                  8.2 Notices. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally, telecopies (with confirmation) or mailed by registered or certified mail (return receipt requested) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

                           (a)      if to IBT, to:

                                    David W. Hole, President
                                    IBT Bancorp, Inc.
                                    200 East Broadway
                                    Mt. Pleasant, MI 48858

                           with copies to:

                                    Foster, Swift, Collins & Smith, P.C.
                                    c/o Matt G. Hrebec
                                    313 S. Washington Square
                                    Lansing, MI  48933

                  and

                           (b)      if to FSB, to:

                                    Herbert C. Wybenga, President
                                    FSB Bancorp, Inc.
                                    316 East Saginaw Street
                                    Breckenridge, MI 48615
                           with copies to:

                                    Bodman, Longley & Dahling LLP
                                    c/o Lloyd C. Fell
                                    229 Court Street
                                    P.O. Box 405
                                    Cheboygan, MI 49721

                  8.3 Interpretation. When a reference is made in this Agreement to Sections, Exhibits or Schedules, such reference shall be to a Section of or Exhibit or Schedule to this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words "include", "includes" or "including" are used in this Agreement, they shall be deemed to be followed by the words "without limitation".

                  8.4 Counterparts. This Agreement may be executed in counterparts, all of which shall be considered one and the same agreement and shall become effective when counterparts have been signed by each of the parties and delivered to the other parties, it being understood that all parties need not sign the same counterpart.

                  8.5 Entire Agreement; No Third Party Beneficiaries; Rights of Ownership. This Agreement (including the documents and the instruments referred to herein) constitutes the entire agreement and supersedes all prior agreements (except for the confidentiality agreements between IBT and FSB dated February 17, 2000, which shall remain in full force and effect and survive the execution of this Agreement) and understandings, both written and oral, among the parties with respect to the subject matter hereof, and is not intended to confer upon any person other than the parties hereto any rights or remedies hereunder. No party shall have the right to acquire or shall be deemed to have acquired shares of common stock of the other party pursuant to the Merger until consummation thereof.

                  8.6 Governing Law: This Agreement shall be governed and construed in accordance with the laws of the State of Michigan.

                  8.7 Enforcement of Agreement. The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement was not performed in accordance with its specific terms or was otherwise breached. The parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which they are entitled at law or in equity.

                  8.8 Severability. Any term or provision of this Agreement which is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction. If any provisions of this Agreement is so broad as to be unenforceable, the provisions shall be interpreted to be only so broad as is enforceable.

                  8.9 Publicity. Except as otherwise required by law, so long as this Agreement is in effect, neither IBT nor FSB shall, or shall permit any of its Subsidiaries to, issue or cause the publication of any press release or other public announcement with respect to the transactions contemplated by this Agreement without the consent of the other party, which consent shall not be unreasonably withheld.

                  8.10 Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other parties. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and assigns.

         IN WITNESS WHEREOF, IBT and FSB have caused this Agreement to be signed by their respective officers thereunto duly authorized as of the date first above written.

                                                     IBT BANCORP, INC.

                                                     By: /s/ David W. Hole
                                                        ---------------------
                                                     Its: President and CEO
                                                         --------------------
Attest:

/s/ Dennis P. Angner
---------------------------------
Name: Dennis P. Angner
Title:   Executive Vice President
                                                     FSB BANCORP, INC.

                                                     By: /s/ Herbert C. Wybenga
                                                        ------------------------
                                                     Its: President and CEO
                                                         -----------------------
Attest:

/s/ Mary Ann Breuer
---------------------------------
Name: Mary Ann Breuer
Title:   Secretary